UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2021

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5401 West Kennedy Boulevard, Suite 890

Tampa, Florida 33609

(Address of principal executive offices) (Zip Code)

(813) 553-6680

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, on November 19, 2021, Pacira BioSciences, Inc., a Delaware corporation (the “Company”), completed its acquisition (the “Acquisition”) of Flexion Therapeutics, Inc., a Delaware corporation (“Flexion”), pursuant to an Agreement and Plan of Merger, dated as of October 11, 2021, by and among the Company, Oyster Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Flexion.

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2021, the Company entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and the initial lender, to replenish a portion of Company’s funds that were used to pay the purchase price and transaction costs of the Acquisition and related transactions.

The Credit Agreement provides for a single-advance term loan B facility in the principal amount of $375.0 million, which is secured by substantially all of the Company’s and any subsidiary guarantor’s assets and is scheduled to mature on December 7, 2026, subject to certain exceptions set forth in the Credit Agreement. Subject to certain conditions, the Company may, at any time, on one or more occasions, add one or more new classes of term facilities and/or increase the principal amount of the loans of any existing class by requesting one or more incremental term facilities.

Each term loan borrowing which is an alternate base rate borrowing will bear interest at a rate per annum equal to the Alternate Base Rate (as defined in the Credit Agreement), plus 6.00%. Each term loan borrowing which is a term benchmark borrowing will bear interest at a rate per annum equal to (i) the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus (ii) 7.00%.

The Credit Agreement also contains customary affirmative and negative covenants, financial covenants, representations and warranties, events of default and other provisions.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to and is qualified in its entirety by the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On December 6, 2021, as a result of the Acquisition and in accordance with the indenture governing Flexion’s 3.375% Convertible Senior Notes due 2024 (the “Flexion Notes”), the Company provided a Fundamental Change Company Notice and Offer to Purchase (as such notice and offer may be amended or supplemented, the “Notice”) to the holders of the Flexion Notes and offered to repurchase for cash all of the outstanding Flexion Notes, at a repurchase price in cash equal to 100% of the principal amount of the Flexion Notes being repurchased, plus accrued and unpaid interest thereon to, but excluding, January 7, 2022, subject to the terms and conditions set forth therein. This Current Report on Form 8-K does not constitute an offer to tender for, or purchase, or a solicitation of an offer to tender for, or purchase, any of the Flexion Notes or any other security.

On December 9, 2021, the Company issued a press release relating to, among other things, the entry into the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1*	Credit Agreement, dated as of December 7, 2021, by and among Pacira BioSciences, Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated December 9, 2021.

104	Cover Page Interactive Data File (Formatted as Inline XBRL).

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to supplementally furnish copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA BIOSCIENCES, INC.

Date: December 9, 2021	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer and Secretary